UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2012

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 23, 2012, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed;

2.	To amend the Restated Certificate of Incorporation to adopt Delaware as the exclusive forum for certain disputes;

3.	To approve the Performance Incentive Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed March 28, 2012 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2011.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 11, 2012

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2012, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 11, 2012.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, March 28, 2012, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on March 28, 2012, the Company had 6,150,132 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

Shareholders of record may submit their proxy by telephone prior to the Annual Meeting, rather than filling out and mailing a proxy card. To help explain this process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you can vote by telephone by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone and not revoked, will be voted in accordance with your instructions relating to the election of directors. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to our Secretary, Caroline Beasley;

•	by delivering a proxy bearing a later date (including by telephone); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a shareholder of record, and plan to vote by telephone, your vote must be received by 11:59 p.m. Eastern time on May 22, 2012. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder that holds the shares on your behalf.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 70, has been an independent Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler served as a Director of TalkAmerica, Inc., a publicly held company until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997 until the company was dissolved in December 2004. Mr. Fowler was a senior communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity represented telecommunications companies including broadcast companies. Mr. Fowler served as Chairman of the FCC from 1981 until 1987. Mr. Fowler’s qualifications for election to the Board of Directors include his extensive legal and regulatory knowledge gained through his past service as Chairman of the FCC and a lawyer specializing in communications law for more than twenty years. Mr. Fowler also brings with him his entrepreneurial experiences as a founder and board member of three start-up companies.

Herbert W. McCord, age 69, has been an independent Director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 30 years. Mr. McCord served as a member of the Board of Trustees of the Radio Advertising Bureau for 25 years. Mr. McCord is the Chairman and majority shareholder of JMJ Broadcasting, Inc., a privately held company that owns KXGL-FM in Amarillo, TX and KTPK-FM in Topeka, KS. Mr. McCord’s qualifications for election to the Board of Directors include thirty years of experience in the radio broadcast industry, including valuable insights gained through his service as President of a management company specializing in the radio broadcast industry and his service on the boards of other entities.

Nominees to be Elected by the Holders of All Classes of Common Stock:

George G. Beasley, age 79, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley serves on the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his forty-nine years of management experience in the radio broadcast industry. He is the founder of our Company and brings with him unsurpassed knowledge of our Company, its history and its competitors.

Bruce G. Beasley, age 54, has served as Beasley Broadcast Group, Inc.’s President since 1997, Co-Chief Operating Officer from February 2001 until February 2006, Chief Operating Officer since February 2006, and as a Director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry gained through his service at all levels of employment with our Company, from station sales manager to his current position as President and Chief Operating Officer.

Caroline Beasley, age 49, has served as Beasley Broadcast Group, Inc.’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 1994 and as a Director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley serves on the Board of Directors and the Radio Executive Committee of the National Association of Broadcasters and on the Board of Directors of the Radio Music License Committee. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley. Ms. Beasley’s qualifications for election to the Board of Directors include her valuable financial expertise, gained through her experience in various capacities at the Company over the past twenty- seven years. Ms. Beasley also has gained valuable insight into the radio broadcast industry through her service on the Boards of the industry groups mentioned above.

Brian E. Beasley, age 52, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a Director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station and subsequently served as General Manager of numerous different radio stations. Mr. Beasley has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his valuable experience and knowledge of day-to-day operations at the Company. He has gained this experience by serving at all levels of our organization, from Account Executive to his current position as Vice President of Operations.

Joe B. Cox, age 72, has been an independent Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Carlson. Mr. Cox has practiced law for over 40 years, primarily in the tax, corporate and estate law areas. Mr. Cox’s qualifications for election to the Board of Directors include his extensive experience as an attorney practicing in the areas of tax, business transactions and estate law. He also has significant experience with audit and accounting matters, having served on the Audit Committee of this Company and previously on the Audit Committee of the Bank of Florida Corp.

Allen B. Shaw, age 68, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting, LLC effective October 1, 2004. Centennial Broadcasting, LLC currently owns 10 radio stations in Virginia. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a Director of the Library of American Broadcasting. Mr. Shaw’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry and significant executive management experience gained through 39 years as a senior executive and chief executive officer of radio broadcast companies.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met four times during 2011 and did not act by unanimous written consent. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and attended at least 75% of the aggregate number of meetings of the Committees of the Board of Directors of which he or she was a member. All of our then-current directors, except Mr. Cox, attended the 2011 Annual Meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Leadership Structure

Like a majority of publicly traded companies in the United States, our Chief Executive Officer currently serves as Chairman of the Board of Directors. In his position as Chief Executive Officer, Mr. Beasley has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the

Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. We believe that this structure reduces the likelihood of confusion about leadership roles and duplication of efforts.

The Board believes that Mr. Beasley, as the founder and majority shareholder of our Company with fifty years of management experience in the radio broadcast industry, detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to identify the key risks facing the organization and ensure that these are brought to the attention of the Board.

The Company has procedures to ensure a strong and independent Board. The Audit Committee and the Compensation Committee consist entirely of non-management directors. In addition to their responsibilities on these Committees, these independent directors meet in executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board has not designated a lead independent director.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, the Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes and overall risk management system.

The Board performs this function by receiving management updates on the Company’s business operations, financial results and strategy at its regularly scheduled meetings. The Audit and Compensation Committees, which consist entirely of independent directors, assist the Board in its oversight of risk management. Currently, the risk areas reported to the Board relate to credit risk, liquidity risk, fraud risk and operational risks including regulatory, economic, competitive, legal, and mergers and acquisitions risks.

The Board administers its risk oversight function by (i) identifying key areas of risk exposure facing the Company; (ii) discussing the level of risk the Company is willing to take and the variance from stated risk tolerance that is considered acceptable; (iii) identifying and discussing the key risk indicators and the early warning signs of increased risk exposure; and (iv) discussing with management the Company’s guidelines for monitoring risk indicators and encouraging communication of key risk indicators to management and the Board.

Committees of the Board of Directors

During 2011, the Board of Directors had an Audit Committee and a Compensation Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because the Company is a controlled company as defined in the NASDAQ Listing Rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the full Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met five times during 2011 and did not act by unanimous written consent.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviewing the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met four times during 2011 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not have a charter.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

PROPOSAL NO. 2: TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN DISPUTES.

The Board of Directors is proposing an amendment (the “Amendment”) to the Company’s certificate of incorporation to add a new Article XI designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions. If adopted, the Amendment would designate the Delaware Chancery Court as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. The Amendment provides that it would not apply to (i) actions in which the Delaware Chancery Court concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (ii) actions in which a federal court has assumed exclusive jurisdiction of a proceeding.

The Board of Directors believes that our stockholders will benefit from having disputes of this nature litigated in the Delaware Chancery Court. Although some plaintiffs could prefer to litigate matters in a forum outside of Delaware because another court may be more convenient to them (among other reasons), the Board of Directors believes that the proposed provision provides substantial benefits to the Company and its stockholders as a whole. The Delaware Chancery Court offers a specialized system to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of litigation for all parties. The Delaware Chancery Court has developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more certainty with respect to the outcome of intra-corporate disputes. In addition, adoption of the provision would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law.

To be approved, the Amendment must receive the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the Amendment. If the Amendment is approved by the stockholders, it will become effective upon its being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2012 Annual Meeting. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 2.

PROPOSAL NO. 3: APPROVAL OF THE PERFORMANCE INCENTIVE PLAN

This section summarizes the Performance Incentive Plan of Beasley Broadcast Group, Inc. (the “Incentive Plan”). This summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix A.

We are asking stockholders to approve the Incentive Plan so that we can continue to attract, retain and motivate key executives. We are required to submit the Incentive Plan for stockholder approval so that the plan may qualify under Section 162(m) of the Internal Revenue Code, which provides a federal income tax deduction for performance-based compensation. This qualification provides the Company with a potential federal income tax deduction for this compensation.

Our Board approved the Incentive Plan on March 13, 2012, subject to approval by our stockholders at the meeting. Approval of the Incentive Plan requires the affirmative vote of the majority of the shares having power present at the meeting, in person or by proxy, and entitled to vote on the proposal. If the proposed Incentive Plan is not approved by stockholders, then it will not become effective and no awards will be granted thereunder. In that event, however, the Company likely will consider other forms of incentive pay for executives as may be necessary or appropriate to attract and retain key executive talent.

Purpose. The purpose of the Incentive Plan is to motivate key executives to achieve the Company’s strategic and financial goals and to perform to the best of their abilities. The plan is designed to accomplish this by paying awards only after the achievement of specified goals that are set at the beginning of the applicable performance period as determined by the Compensation Committee of the Board (the “Committee”), which is intended to consist of at least two directors, each of whom is an “outside director” under Section 162(m).

We intend for the awards payable under the Incentive Plan to be performance-based compensation under Section 162(m), which provides that the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or certain other highly compensated executive officers to the extent that such executive officer receives compensation in excess of $1 million in any one year, unless the compensation is “performance-based” under Section 162(m). If the compensation qualifies as “performance-based,” the Company will receive a federal income tax deduction for the compensation even if the executive officer receives more than $1 million during a single year. The Incentive Plan is designed to pay incentive compensation that is performance-based and therefore tax-deductible on the Company’s federal income tax return.

Eligibility. The Committee selects the employees of the Company and its affiliates who are eligible to receive awards under the Incentive Plan. We and our affiliates currently have approximately 4 employees who would be eligible to participate in the Incentive Plan, but we currently expect that the Committee will select no more than 10 officers to participate in the Incentive Plan during any performance period that begins in fiscal year 2012. Performance periods may be one year or any other duration selected by the Committee. Performance periods may overlap.

Target Awards and Performance Goals. The Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant for a performance period. The participant’s target award may be expressed as a percentage of his or her base salary at the end of the fiscal year. The performance goals require the achievement of objectives relating to one or more of the following:

•	net income;

•	pre- or after-tax income;

•	operating income (loss);

•	fixed expenses; station operating expenses;

•	cash flow;

•	earnings per share;

•	return on equity;

•	return on invested capital or assets;

•	cost reductions or savings;

•	funds from operations;

•	funds from operations per share;

•	appreciation in the fair market value of Company stock;

•	revenue;

•	net revenue;

•	market share;

•	cash available for distribution;

•	cash available for distribution per share;

•	total shareholder return;

•	successful capital raises;

•	free cash flow;

•	free cash flow per share;

•	adjusted free cash flow;

•	adjusted free cash flow per share;

•	station operating income/broadcast cash flow;

•	station operating income margins and/or margin growth;

•	adjusted station operating income/broadcast cash flow;

•	earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

•	working capital;

•	ratings;

•	market revenue performance and/or industry revenue performance;

•	debt structure; and

•	capital structure.

The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to our annual budget, performance during prior periods, one or more peer group companies or indices, or any combination thereof, and may be calculated for a single year or calculated on a compound basis over multiple years, all as the Committee shall determine.

At the end of each applicable performance period, the Committee will determine whether, with respect to the performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to so certify, and ascertain the amount of the applicable award. No awards will be paid for a given performance period until such certification is made by the Committee. The amount of the award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. In addition, the Incentive Plan limits actual awards to a maximum of $5 million per person during any fiscal year.

Hiring or Termination During Performance Period. If a participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the participant’s employment is otherwise terminated (except for cause by the Company, as determined by the Committee in its sole discretion) during a performance period (other than a performance period in which a “change in control” occurs), we will pay the participant a prorated share of the participant’s award based on the period of actual participation, if it would have become earned and payable had the participant’s employment status not changed. However, the Committee retains discretion to reduce or eliminate such an award. If, however, a participant’s employment is terminated within one year following a “change in control” of the Company, then the participant will receive a payment under his or her award as if the performance goals for the applicable performance period had been achieved at 100% of target.

Administration, Amendment and Termination. The Committee administers the Incentive Plan. Members of the Committee are intended to qualify as outside directors under Section 162(m). Subject to the terms of the Incentive Plan, the Committee has sole discretion to:

•	select the employees who will receive awards,

•	determine the size and terms of each award,

•

modify the terms of any award that has been granted (except for any modification that would increase the amount of an award that is intended to constitute qualified performance based compensation under Section 162(m)),

•	determine the time when awards will be paid and the performance period to which they relate, and

•	establish performance objectives in respect of a given performance periods and certify that such performance objectives were attained;

The Committee may amend, modify, suspend, reinstate or terminate the Incentive Plan in whole or in part at any time, provided that no such action will adversely affect the rights or obligations with respect to an award granted to a participant under the Incentive Plan without such participant’s consent. An amendment will be submitted for stockholder approval if necessary to maintain the plan’s compliance with Section 162(m).

New Plan Benefits. No awards will be granted pursuant to the Incentive Plan unless and until it is approved by our stockholders. In addition, awards are subject to the discretion of the Committee and no determination has been made as to the types or amounts of awards that will be granted to specific employees pursuant to the plan. Therefore, it is not possible to determine the benefits that will be received in the future by our employees under the Incentive Plan or the benefits that would have been received by such employees if the Incentive Plan had been in effect in the fiscal year ended December 31, 2011.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” the approval of the Performance Incentive Plan.

NAMED EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	79	Chairman and Chief Executive Officer
Bruce G. Beasley	54	President, Chief Operating Officer and Director
Caroline Beasley	49	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	52	Vice President of Operations and Director

2011 SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the Named Executive Officers during 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
George G. Beasley	2011	$685,209	$123,600	$275,000	$13,532	(3)	$1,097,341
Chairman & Chief Executive Officer	2010	668,225	80,000	300,000	13,567	(3)	1,061,792

Bruce G. Beasley	2011	$445,708	$123,600	$112,500	$16,741	(4)	$698,549
President and Chief Operating Officer	2010	434,661	80,000	125,000	18,542	(4)	658,203

Caroline Beasley	2011	$426,779	$123,600	$112,500	$18,357	(5)	$681,236
Chief Financial Officer	2010	416,179	80,000	125,000	19,219	(5)	640,398

Brian E. Beasley	2011	$411,357	$123,600	$112,500	$17,669	(4)	$665,126
Vice President of Operations	2010	401,512	80,000	125,000	18,175	(4)	624,687

(1)	The grant date fair value amounts in this column were calculated in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in note 8 to the Company’s audited financial statements for fiscal 2011 filed with the SEC on February 24, 2012. On March 11, 2011, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock with a grant date fair value of $123,600, all of which remain restricted as of December 31, 2011. These awards vested on February 10, 2012. On March 4, 2010, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock with a grant date fair value of $80,000. These awards vested on February 10, 2011. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.
(2)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent bonuses earned and paid under our annual cash incentive program during 2010 and 2011.
(3)	Other annual compensation includes a car allowance of $12,000 per annum and reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(4)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(5)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental, long-term and short-term disability insurance premiums.

Employment Agreements

The Company entered into an employment agreement with George G. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Bruce G. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as President and Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following an end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Caroline Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which she serves as Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Ms. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Ms. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason or material good reason, or upon her death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Brian E. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as Vice President of Operations. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

Incentive Compensation

Our Compensation Committee has historically utilized two forms of incentive compensation: cash and equity awards. The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the long term.

All of our NEOs are eligible to receive bonuses under our annual cash incentive program and awards of equity-based compensation under our 2007 Equity Incentive Award Plan.

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our NEOs. The 401(k) Plan permits eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees aged twenty-one years or older are eligible to participate in the 401(k) Plan after completing one year of service with the Company. In addition, part-time employees must have completed 1,000 hours of service in order to be eligible to participate in the 401(k) Plan.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2011 for each of the Named Executive Officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George G. Beasley	20,000	(1)	$63,000
Bruce G. Beasley	20,000	(1)	$63,000
Caroline Beasley	20,000	(1)	$63,000
Brian E. Beasley	20,000	(1)	$63,000

(1)	On March 11, 2011, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock, all of which remain restricted as of December 31, 2011. This award vested on February 10, 2012.
(2)	Market value was determined by multiplying the number of shares that have not vested by the closing stock price of $3.15 on December 31, 2011.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our NEOs entered into a three-year employment agreement with us effective as of February 11, 2005 and amended as of December 31, 2009, providing for an initial three-year term, subject to automatic one-year renewals if not terminated by either party. The employment agreements provide for severance benefits under certain events. The employment agreements provide that in the event of a termination by us without “cause,” a termination by the executive for “good reason,” or termination of employment due to death or disability, the terminated executive (or, in the case of death, the executive’s estate) will be entitled to (i) severance payment that is equal to one year of the executive’s annual base salary, (ii) continued receipt of certain benefits including medical insurance and life insurance for one year following the date of termination, and (iii) full vesting of all outstanding equity awards. The employment agreements provide for an additional lump sum payment equal to six months of the executive’s annual base salary in the event of a termination by us without “cause,” a termination by the executive for “material good reason,” or termination of employment due to death or disability. In the event of a termination by us as a result of the executive’s disability, the executive will continue to receive his or her annual base salary until the date of termination and be entitled to receive the payments and benefits described above following the date of termination.

Under the employment agreements, “disability” means the absence of the executive from the executive’s duties on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness. “Cause,” means the executive’s: (i) failure substantially to perform his or her duties under the employment agreement, other than any such failure resulting from the executive’s disability, after notice and reasonable opportunity for cure, all as determined by our board of directors; (ii) conviction of a felony or a crime involving moral turpitude; or (iii) fraud or personal dishonesty involving our assets. “Good reason” exists where we fail to make any payment or provide any benefit under the employment agreement or commit a material breach of the employment agreement and do not cure such failure or breach after notice and a reasonable opportunity to cure. “Material good reason” means the occurrence of any of the following: (i) a material diminution in the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform services under the employment agreement; or (v) any other action or inaction that constitutes a material breach by us under the employment agreement; provided that the executive submits written notice of the occurrence of each such event within 90 days of the occurrence of such event, and we have not remedied such event within a 30-day period after receipt of such written notice.

2011 DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees.

The following table summarizes total compensation earned by each non-employee director during 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joe B. Cox	$30,000	$35,940	$65,940
Herbert W. McCord	$30,000	$35,940	$65,940
Mark S. Fowler	$22,500	$35,940	$58,440
Allen B. Shaw	$22,500	$17,970	$40,470

(1)	Non-employee members of the Board of Directors receive an annual retainer of $22,500. In addition, the chairman of the Audit Committee (Mr. Cox) and the chairman of the Compensation Committee (Mr. McCord) each receive an annual fee of $7,500. Employee members of the Board of Directors receive no compensation.
(2)	On January 1, 2011, Messrs. Cox, Fowler, and McCord were each awarded 6,000 shares of restricted Class A common stock, each award with a grant date fair value of $35,940, of which 4,000 remain restricted as of December 31, 2011. On January 1, 2011, Mr. Shaw was awarded 3,000 shares of restricted Class A common stock, each award with a grant date fair value of $17,970, of which 2,000 remain restricted as of December 31, 2011. The grant date fair value amounts were calculated in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in note 8 to the Company’s audited financial statements for fiscal 2011 filed with the SEC on February 24, 2012. These awards vest over a three-year period. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 28, 2012 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the Named Executive Officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 28, 2012 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	1,238,438	(3)	20.6%	10,687,605	(4)	64.1%	52.6%	62.6%
Bruce G. Beasley	162,376		2.7	1,497,955	(5)	9.0	7.3	8.8
Caroline Beasley	128,532	(6)	2.1	1,497,955	(7)	9.0	7.2	8.8
Bradley C. Beasley	110,745	(8)	1.8	1,080,292	(9)	6.5	5.3	6.3
Brian E. Beasley	99,471	(10)	1.7	948,100	(11)	5.7	4.6	5.5
Joe B. Cox	43,000	(12)	*	—		—	*	*
Mark S. Fowler	35,000	(13)	*	—		—	*	*
Herbert W. McCord	34,000	(14)	*	—		—	*	*
Allen B. Shaw	13,000		*	—		—	*	*
GAMCO Investors, Inc.	2,185,704		36.4	—		—	9.6	1.3
One Corporate Center Rye, NY 10580
Luther King Capital Management	797,171		13.3	—		—	3.5	*
301 Commerce Street Fort Worth, TX 76102
Dimensional Fund Advisors LP	420,307		7.0	—		—	1.9	*
6300 Bee Cave Road Austin, TX 78746
All directors and executive officers as a group	1,753,817		28.9%	14,182,700		85.1%	70.1%	83.1%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 6,005,215 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 27, 2012.

(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 6,005,215 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 27, 2012.
(3)	Includes (i) 99,244 shares held by the beneficial owner; (ii) 47,733 shares held by GGB II Family Limited Partnership; (iii) 1,071,595 shares held by GGB Family Limited Partnership; (iv) 13,288 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 482 shares held by GGB Family Enterprises, Inc., and (vi) 6,096 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004.
(4)	Includes (i) 62,322 shares held by the beneficial owner; (ii) 9,689,804 shares held by GGB II Family Limited Partnership; (iii) 332,171 shares held by GGB Family Limited Partnership; (iv) 273,296 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 33,276 held by GGB Family Enterprises, Inc., and (vi) 296,736 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004. Does not include 39,835 shares held by the Shirley Ann Beasley Revocable Trust dated June 16, 1998. Shirley Beasley is Mr. Beasley’s spouse.
(5)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(6)	Includes (i) 119,532 shares held by the beneficial owner, and (ii) 9,000 shares held by the beneficial owner’s children.
(7)	Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(8)	Includes (i) 33,776 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 12,750 shares held by the beneficial owner’s children.
(9)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999, and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(10)	Includes (i) 91,471 shares held by the beneficial owner, and (ii) 8,000 shares held by the beneficial owner’s children.
(11)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003, and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.
(12)	Includes (i) 23,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(13)	Includes (i) 15,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(14)	Includes (i) 14,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011.

We have discussed with the independent auditors, Crowe Horwath LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2011. In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe Horwath will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe Horwath before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe Horwath are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe Horwath LLP in 2010 and 2011:

	2010	2011
Audit fees (1)	$185,000	$185,000
All other fees (2)	9,000	9,000

	$194,000	$194,000

(1)	Includes fees billed for (i) the audit of the Company’s annual financial statements in 2010 and 2011, and (ii) the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports’ on Form 10-Q in 2010 and 2011.
(2)	Includes fees billed for the annual audit of the Company’s benefit plan in 2010 and 2011.

All of the services provided to the Company by Crowe Horwath LLP during 2010 and 2011 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Review and Approval of Related Party Transactions In 2007, the Board of Directors adopted the Company’s Related Party Transaction Policy (the “Policy”). The Policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the aggregate amount involved will or may be expected to exceed $100,000 in any calendar, and in which any related party has or will have a direct or indirect interest. A related party for purposes of the policy includes:

•	any Company executive officer, director or nominee for election as a director;

•	an owner of 5% or more of Company stock; and

•	any immediate family member of any person listed above.

Under the Policy, the Audit Committee of the Board of Directors reviews the facts relating to all related party transactions and either approves or disapproves the Company’s entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the Audit Committee will consider the transaction and, if it determines the transaction to be appropriate, will ratify the transaction at the Committee’s next regularly scheduled meeting.

As adopted, the Policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company where the Related Party’s only relationship with such other company is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts;

•

any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

During 2010 and 2011, the Company engaged in several transactions in which our executive officers, including our Chief Executive Officer, George G. Beasley, and members of his family were participants. These transactions are described below. While the Policy had not been adopted at the time certain of these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Policy.

•

In December 2000, the Company finalized the sale of most of its radio towers and related real estate assets to Beasley Family Towers, Inc. (“BFT”), which is 82% owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and 18% owned by other family members of George G. Beasley, for $5.1 million in unsecured notes. The Company sold these radio towers and related real estate assets primarily to focus on its core business of operating radio stations. As of March 28, 2011 and 2012, the aggregate outstanding balance of the notes receivable was $3.2 million and $2.9 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.0%. The notes mature on December 28, 2020. Interest income on the notes receivable from BFT was approximately $201,000 and $185,000 for the years ended December 31, 2010 and 2011, respectively.

•

The Company leases radio towers for 23 radio stations under separate lease agreements from BFT. The lease agreements expire on December 28, 2020. Rental expense was approximately $546,000 and $553,000 for the years ended December 31, 2010 and 2011, respectively.

•

The Company leases radio towers for two radio stations under separate lease agreements from BFT. The lease agreements expire on August 4, 2016. Under the original lease agreement, the Company was not required to make lease payments during the initial five-year term therefore no rental expense was reported for the year ended December 31, 2010. The Company began making lease payments on August 4, 2011 however these payments were offset by the partial recognition of a deferred gain on sale of these towers to BFT in 2006 therefore no rental expense was reported for the year ended December 31, 2011.

•

The Company leases office and studio space for five radio stations in Ft. Myers, FL from George G. Beasley. The lease agreements expire on August 31, 2014. Rental expense was approximately $148,000 and $158,000 for the years ended December 31, 2010 and 2011, respectively.

•

The Company leases land for office and studio space for nine radio stations in Augusta, GA from George G. Beasley. The lease agreement expires on November 1, 2023. Rental expense was approximately $38,000 for the years ended December 31, 2010 and 2011.

•

The Company leases a radio tower for WCHZ-FM in Augusta, GA from Wintersrun Communications, Inc., which is owned by George G. Beasley, Brian E. Beasley and Bruce G. Beasley. The lease agreement expires on April 30, 2014. Rental expense was approximately $28,000 and $29,000 for the years ended December 31, 2010 and 2011, respectively.

•

The Company leases office space for its principal executive offices in Naples, FL from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. Rental expense was approximately $174,000 for the years ended December 31, 2010 and 2011.

•

On May 28, 2010, the Company entered into an agreement to manage two radio stations in Las Vegas, NV for GGB Las Vegas, LLC, which is wholly-owned by George G. Beasley. The management agreement expires on December 31, 2013 and includes an option to purchase the two managed radio stations. The Company may exercise the option for either or both radio stations at any time during the term of the management agreement. If the option is exercised, the combined purchase price will be $8.5 million plus (i) any unreimbursed management fee losses; (ii) any operating losses incurred by the radio station or stations for which the option is exercised and (iii) capital expenditures during the term of the management agreement to be purchased under the option. The purchase will be subject to the terms and conditions of an asset purchase agreement, including FCC approval. Management fees were approximately $198,000 and $519,000 for the years ended December 31, 2010 and 2011, respectively.

•

On March 25, 2011, the Company contributed $250,000 to Digital PowerRadio, LLC in exchange for 25,000 units or approximately 20% of the outstanding units. Digital PowerRadio, LLC is managed by Fowler Radio Group, LLC which is partly-owned by Mark S. Fowler, an independent director of the Company.

•

Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $322,607 and $307,001 in 2010 and 2011, respectively. The amount paid includes base salary and performance-based cash bonuses and stock-based compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from each of the Company’s officers and directors, the Company believes that, for the year ended December 31, 2011, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2013, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 12, 2012. If we have not received notice on or before February 25, 2013 of any matter a stockholder intends to propose for a vote at the 2013 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone by following the instructions on the Notice of Availability of Proxy Materials.

This Proxy Statement and our 2011 Annual Report to Stockholders are available, beginning April 11, 2012, at our website www.bbgi.com. You may also access our Proxy Statement and 2011 Annual Report to Stockholders at www.beasleyproxy.com. Stockholders may obtain, free of charge, a copy of our Proxy Statement or our 2011 Annual Report to Stockholders by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 11, 2012

Naples, Florida

PERFORMANCE INCENTIVE PLAN OF BEASLEY BROADCAST GROUP, INC. As of January 1, 2012

I. Plan Objective

The purpose of the Performance Incentive Plan of Beasley Broadcast Group, Inc. is to promote the interests of Beasley Broadcast Group, Inc. (the “Company”) and its shareholders by providing incentive for certain designated executives and other employees of the Company and its subsidiaries.

The Company intends for the Awards payable to certain executives under this Plan to be performance-based compensation under Code Section 162(m).

II. Definitions

The terms used herein will have the following meanings:

“Award” means an amount calculated and awarded under the Plan to a Participant.

“Beneficial Ownership” means beneficial ownership as defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

“Board” means the Board of Directors of the Company.

“Change in Control,” means:

(a)	A transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person or related Group of Persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section (a) above or (c) below, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)	after which no Person or Group of Persons has Beneficial Ownership of voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” means Beasley Broadcast Group, Inc.

“Compensation Committee” means the Compensation Committee of the Board consisting of not less than two members of the Board, each of whom is an “outside director” under Code Section 162(m).

“Employee” means any person regularly employed on a full-time or part-time basis by the Company or a direct or indirect subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Group of Persons” means a group of Persons, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act or any successor sections thereto.

“Participant” means an Employee who is selected by the Compensation Committee to participate in the Plan pursuant to Section IV of the Plan.

“Performance Period” means the calendar year or any other period that the Compensation Committee, in its sole discretion, may determine for which a Participant’s performance is measured for purposes of receiving an Award.

“Person” means person as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act or any successor sections thereto.

“Plan” means this Performance Incentive Plan of Beasley Broadcast Group, Inc.

“Separation from Service” means a “separation from service” as defined under Section 409A of the Code.

III. Administration

The Plan will be administered by the Compensation Committee. No person, other than members of this committee, shall have any discretion concerning decisions regarding the Plan. The Compensation Committee, in its sole discretion, will select the Participants to be granted Awards under the Plan, determine the size and terms of an Award opportunity (subject to the limitations imposed on Awards in Section VI below), modify the terms of any Award opportunity that has been granted (except for any modification that would increase the amount of an Award that is intended to constitute qualified performance based compensation under Section 162(m) of the Code), determine the time when Awards will be paid and the Performance Period to which they relate (subject to the terms of this Plan), establish performance objectives in respect of such Performance Periods and certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code., The provisions and conditions of the grants of Awards opportunities need not be the same with respect to each grantee or with respect to each Award.

The Compensation Committee is authorized to interpret the Plan, to establish, amend and rescind such rules and regulations relating to the Plan, and to make determinations and take such other action in connection with or in relation to administration of the Plan as it deems necessary or advisable. Each determination or other action made or taken by the Compensation Committee pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards opportunities granted hereunder will be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, the Compensation Committee, the Board, officers, the affected Employees and any Participant or former Participant under the Plan, as well as their respective successors in interest.

IV. Eligibility and Participation

a. Eligibility. The Compensation Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Employees who are in a position to have a material impact on the results of the operations of the Company or of one or more of its subsidiaries. Eligibility for participation in the Plan is determined in the sole discretion of the Compensation Committee.

V. Performance Criteria and Performance Goals

a. Performance Criteria. Performance will be measured based upon one or more objective criteria for each Performance Period. Criteria will be measured over the Performance Period. The performance goals shall be based solely upon one or more of the following criteria:

•	net income;

•	pre- or after-tax income;

•	operating income (loss);

•	fixed expenses; station operating expenses;

•	cash flow;

•	earnings per share;

•	return on equity;

•	return on invested capital or assets;

•	cost reductions or savings;

•	funds from operations;

•	funds from operations per share;

•	appreciation in the fair market value of Company stock;

•	revenue;

•	net revenue;

•	market share;

•	cash available for distribution;

•	cash available for distribution per share;

•	total shareholder return;

•	successful capital raises;

•	free cash flow;

•	free cash flow per share;

•	adjusted free cash flow;

•	adjusted free cash flow per share;

•	station operating income/broadcast cash flow;

•	station operating income margins and/or margin growth;

•	adjusted station operating income/broadcast cash flow;

•	earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

•	working capital;

•	ratings;

•	market revenue performance and/or industry revenue performance;

•	debt structure; and

•	capital structure.

The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to the Company’s annual budget, performance during prior periods, one or more peer group companies or indices, or any combination thereof, and may be calculated for a single year or calculated on a compound basis over multiple years, all as the Compensation Committee shall determine.

b. Performance Goals. Using any applicable matrices, schedules, or formulae applicable to weighting of the performance criteria, the Compensation Committee will develop, in writing, performance goals for the Participants for a Performance Period, no later than 90 days after the start of the Performance Period or, if shorter, the day prior to the date on which 25% of the Performance Period has elapsed (the “Determination Date”) in which they would apply. The Compensation Committee shall have the right to use different performance criteria for different Participants. When the Compensation Committee sets the performance goals for a Participant, the Compensation Committee shall establish the general, objective rules which will be used to determine the extent, if any, that a Participant’s performance goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules. When establishing performance goals for a Performance Period, the Committee may exclude any or all “extraordinary items,” including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Compensation Committee deems relevant in light of the nature of the performance goals set for the Participant or the assumptions made by the Compensation Committee regarding such goals.

In the event that a Participant is assigned a performance goal following the time at which performance goals are normally established for the Performance Period due to placement in a position, or due to a change in position after the start of the Performance Period, the Performance Period for such Participant shall be the portion of the Performance Period remaining.

VI. Awards

On or before the Determination Date, the Committee shall determine a target Award to aamount for each Participant will, which may but shall not be required to be based on a percentage of the Participant’s base salary, and/or the formula for determining the calculation of an actual Award. The Compensation Committee may, in its sole discretion, adjust the Award for each Participant, provided that for Awards intended to constitute qualified performance based compensation under Code Section 162(m), no such adjustment shall result in an increase in the amount of the Award over the amount that would be payable based upon attainment of the applicable performance goals.

a. Hiring or Termination During Performance Period. If a Participant is selected as a Participant, dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is otherwise terminated (except for cause by the Company, as determined by the Compensation Committee in its sole discretion) during a Performance Period (other than a Performance Period in which a Change in Control occurs), a pro rata share of the Participant’s Award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period, but in no event later than March 15 of the calendar year immediately following the end of the Performance Period, if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Compensation Committee.

b. Termination of Employment Prior to Payment. A Participant shall receive payment of an Award for any Performance Period if his or her employment with the Company has terminated before the date the Award is actually paid but after completion of the Performance Period, unless the Compensation Committee in the exercise of its absolute discretion affirmatively directs the Company not to pay such Award to, or on behalf of, such Participant.

c. Award Limits. A Participant shall not receive payment of an Award under this Plan during any fiscal year of the Company in excess of $5,000,000.

VII. Determination and Timing of Awards

At the end of each applicable Performance Period, the Compensation Committee shall determine whether, with respect to the Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify, and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. Awards will be paid for a particular Performance Period as promptly as practicable but no later than on the March 15th of the calendar year immediately following the end of the Performance Period.

VIII. Method of Payment of Awards

a. Payments of Awards. Unless otherwise determined by the Committee, Awards for each Participant will be paid in cash.

b. Withholding for Taxes. The Company will have the right to deduct from any and all Award payments any taxes required to be withheld with respect to such payment. The Company (i) makes no representations or undertaking regarding the treatment of any taxes in connection with any Award; and (ii) do not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for taxes.

c. Payments to Estates. Awards and interest thereon, if any, which are due to a Participant pursuant to the provisions hereof and which remain unpaid at the time of his or her death will be paid in full to the Participant’s estate.

e. Compliance with Section 162(m) of the Code. The provisions of this Section VIII shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its subsidiaries of the payment of Awards; provided, however, that the Compensation Committee may, in its sole discretion, determine that any Awards are not intended to constitute qualified performance based compensation for purposes of Section 162(m) of the Code.

IX. Amendment and Termination

The Compensation Committee may amend, modify, suspend, reinstate or terminate this Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any Award opportunity theretofore granted to a Participant under the Plan without such Participant’s consent, unless the Compensation Committee determines in good faith that such action is necessary to comply with Section 409A of the Code; provided, however, that the Compensation Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Compensation Committee may not amend, alter or discontinue the provisions relating to Section XII of the Plan after the occurrence of a Change in Control.

X. Applicable Law

The Plan and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Delaware, to the extent not preempted by federal law, and construed accordingly.

XI. Effect on Benefit Plans

Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

XII. Change in Control

In the event (a) a Participant incurs a Separation from Service during a Performance Period and (b) a Change in Control shall have occurred within the 365 days immediately preceding the date of such Separation from Service, then such Participant shall receive an Award for the Performance Period as if the performance goals for such Performance Period had been achieved at 100%. The Award shall be paid to the Participant within 30 days following the date of his or her Separation from Service; provided, however, that if the Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date of his or her Separation from Service, then to the extent required in order to comply with Section 409A of the Code, the Award shall instead be paid (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of Separation from Service) within 10 days after the first business day following the six month anniversary of such Separation from Service (or, if the Participant dies during such six-month period, within 10 days after the Participant’s death).

XIII. No Right to Employment

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

XIV. Non-transferability of Awards

An Award or opportunity therefor shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

XV. Reduction of Awards

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

XVI. Compliance with Section 409A

It is intended that the payments of Awards provided under this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Compensation Committee shall not take any action that would be inconsistent with such intent.

XVII. Miscellaneous Provisions

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 23, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Proxy Statement and Annual Report on Form 10-K

are available at www.beasleyproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20830300000000000000 8	052312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2. To amend the Restated Certificate of Incorporation to adopt Delaware as the exclusive forum for certain disputes.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m George G. Beasley	(For All Classes of Common Stockholders)		FOR	AGAINST	ABSTAIN
		m Bruce G. Beasley	(For All Classes of Common Stockholders)	3. To approve the Performance Incentive Plan.	☐	☐	☐
		m Caroline Beasley	(For All Classes of Common Stockholders)

4.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.

These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is March 28, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

		m Brian E. Beasley	(For All Classes of Common Stockholders)
		m Joe B. Cox	(For All Classes of Common Stockholders)
		m Allen B. Shaw	(For All Classes of Common Stockholders)
		m Mark S. Fowler	(For Class A Common Stockholders)
		m Herbert W. McCord	(For Class A Common Stockholders)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note: ¢

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0                    ¢

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 23, 2012, at 12:00 p.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢